Applied Signal Technology, Inc.
Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-115002, 333-104756, 333-108011, 333-68146, 333-68148, 333-52308, and 333-72212) pertaining to the 2004 Stock Incentive Plan, 1993 Employee Stock Purchase Plan, the 1991 Stock Option Plan, the 2000 Stock Option Plan, and the 2001 Stock Option Plan of Applied Signal Technology, Inc. of our reports dated January 16, 2006, with respect to the consolidated financial statements of Applied Signal Technology, Inc., Applied Signal Technology, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Applied Signal Technology, Inc. included in the Annual Report (Form 10-K) for the year ended October 31, 2005.

San Jose, California January 16, 2006	/s/ ERNST & YOUNG LLP